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                                                              EXHIBIT 12.1




                      TOYOTA MOTOR CREDIT CORPORATION

             CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                      Years Ended September 30,
                                             ------------------------------------------
                                              1996     1995      1994     1993     1992
                                             ------   ------     ----     ----     ----
                                                        (Dollars in Millions)

             Consolidated income
                before income taxes......    $  260   $  300     $293     $255     $175
                                             ------   ------     ----     ----     ----
             Fixed Charges
                Interest.................       819      716      486      454      450
                Portion of rent expense
                  representative of the
                  interest factor (deemed
                  to be one-third).......         3        2        3        3        2
                                             ------   ------     ----     ----     ----

             Total fixed charges.........       822      718      489      457      452
                                             ------   ------     ----     ----     ----
             Earnings available
                for fixed charges........    $1,082   $1,018     $782     $712     $627
                                             ======   ======     ====     ====     ====

             Ratio of earnings to
                fixed charges<F1>........      1.32     1.42     1.60     1.56     1.39
                                               ====     ====     ====     ====     ====

             -----------------

             <F1>  In March 1987, TMCC  guaranteed payments of principal and  interest on
                   $58 million principal  amount of bonds  issued in connection  with the
                   Kentucky  manufacturing facility of an affiliate.  As of September 30,
                   1996, TMCC has not incurred any  fixed charges in connection with such guarantee and  no amount is included in any ratio of earnings to fixed
                   charges.    The  ratio  of  earnings  to  fixed  charges  for TMS  and subsidiaries was 1.49, 1.74,  1.90, 2.07 and 1.83 for  the years ended
                   September 30, 1996, 1995, 1994, 1993 and 1992, respectively.

             /TABLE
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